China VoIP & Digital Telecom Inc. Introduces Revolutionary WiFi VoIP For Cellular Devices

Cellular WiFi VoIP latest in growing list of innovative technologies to be introduced by Jinan Yinquan Technology Co. Ltd.

HENDERSON, NV, January 17, 2007 –Jinan Yinquan Technology Co., Ltd. –  a wholly owned subsidiary of China VoIP and Digital Telecom Inc. (OTCBB:CVDT) – today introduced to cellular subscribers the added ability to make calls using Voice over Internet Protocol (VoIP), connecting via any available wireless fidelity (WiFi) network.

The new service will mean subscribers can save money on long distance calls using VoIP. In addition, callers using the WiFI/VoIP service will not pay roaming charges outside their home area.

“Our WiFi/VoIP cell phone supports dual SIM cards,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. “One is for the VoIP number, the other is for the common GSM/CDMA cell phone network.”

In addition to savings on roaming fees, Mr. Li added, “Calls between WiFi/VoIP cell phones are free of charge. So users may save up to 80 percent on their long distance call fees while enjoying the same mobility and portability convenience of regular cell phones.”

WiFi is a short distance wireless networking technology often used in offices, cafes and homes. Its most common use is for connecting laptop computers to the Internet. VoIP is the routing of voice conversations over the Internet or through any other IP-based network. The WiFi/VoIP cell phone has a wide range of applications for business and personal use.

The new service will launch in April in Shandong Province. It leverages Jinan Yinquan’s proprietary NP Soft Switch IP telephone system. Jinan will introduce the new service first to select enterprises and government organizations. In addition, as WiFi networks expand in China, Jinan expects to roll out its WiFi/VoIP service to the rest of the country.

Jinan Yinquan currently services three provinces and 19 cities with Shandong Province its primary base of operations. Plans call for expansion throughout China.

“We want every Jinan Yinquan VoIP subscriber to understand that we will continually be adding new state-of-the-art products and services,” said Mr. Li. “Once someone becomes a subscriber, they will never need to seek out another telephone provider. Jinan Yinquan will be their one stop for all of their telecom needs, whether for business or personal use.”

Jinan Yinquan recently announced a new electronic fax system for enterprise business customers in partnership with China Tie Tong. Available across Shandong Province, the electronic fax service is an Internet-based fax solution that will enable enterprise businesses to send and receive faxes using existing email accounts. Unlike traditional faxing, electronic faxing is convenient, cost-effective, secure, integrated and automated.

China Tie Tong is one of the six largest basic telecom operators in China. The company, which has 31 provincial branches and 316 municipal branches, employs approximately 72,000 people. Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers. From 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information please visit www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd. Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China. The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other information technology products. The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com. In addition, information on the Company and its wholly owned subsidiary can be found in the Company’s 8K filing of November 13, 2006 on the Securities and Exchange Commission official website at www.sec.gov.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the new service will mean subscribers can save money on long distance calls using VoIP.; that our WiFi/VoIP cell phone supports dual SIM cards; that so users may save up to 80 percent on their long distance call fees while enjoying the same mobility and portability convenience of regular cell phones; that the new service will launch in April in Shandong Province; and that once someone becomes a subscriber, they will never need to seek out another telephone provider. Jinan Yinquan will be their one stop for all of their telecom needs, whether for business or personal use Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com